Exhibit 11.1

CPI Corp.
Computation of Per Common Share Earnings (Loss) - Diluted
(Unaudited)

	12 Weeks Ended			24 Weeks Ended
thousands, except share and per share data	July 22, 2006	July 23, 2005		July 22, 2006	July 23, 2005

Diluted:
Net earnings (loss) applicable to common shares	$640	$(3,017)		$2,484	$(5,075)

Shares:
Weighted average number of common shares outstanding	16,960,253	18,489,481		16,970,650	18,469,316

Shares issuable under employee stock plans - weighted average	-	-	*	-	-	**

Dilutive effect of exercise of certain stock options	26,457	-	*	20,022	-	**

Less: Treasury stock - weighted average	(10,617,932)	(10,639,543)		(10,617,065)	(10,639,543)

Weighted average number of common and common equivalent shares outstanding	6,368,778	7,849,938		6,373,607	7,829,773

Net earnings (loss) per common and common equivalent shares	$0.10	$(0.38)		$0.39	$(0.65)

*	The effect of stock options in the amount of 21,525 shares and 17,003 shares issuable under employee stock plans were not considered as the effect is antidilutive.

**	The effect of stock options in the amount of 15,351 and 17,003 shares issuable under employee stock plans were not considered as the effect is antidilutive.